EXHIBIT 99.1

  Colonial BancGroup Announces a 15% Increase in Net Income over the
                        Second Quarter of 2003

    MONTGOMERY, Ala.--(BUSINESS WIRE)--July 19, 2004--

  Record Earnings Per Share of $0.33 and Lowest Nonperforming Assets
                    Ratio in the Company's History

    The Colonial BancGroup, Inc. (NYSE:CNB) Chairman and CEO, Robert
E. Lowder, announced today record earnings for the quarter ended June 30, 2004 of $0.33 per diluted share and record net income of $43.3 million. Colonial's record earnings per diluted share for the quarter of $0.33 represents a 10% increase over the $0.30 reported for the quarter ended June 30, 2003. Net income for the quarter ended June 30, 2004 increased 15% over the $37.7 million recorded for the same period of the previous year.
    "Colonial had an outstanding quarter, producing record earnings while improving upon already excellent asset quality. Our nonperforming assets ratio of 0.38% is the lowest in the Company's history. The quarter also marked another significant event in the Company's history when we closed on our largest acquisition, P.C.B. Bancorp, on May 18th" said Mr. Lowder.
    At the closing of the merger, PCB had assets of approximately $688 million, loans of $494 million and deposits of $547 million. PCB's Association Services Unit represents a significant portion of PCB's deposits and brings a substantial base of relationship opportunities to Colonial. The Association Services Unit provides outsourced payment processing services to property management companies and condominium associations.
    "PCB's 16 full-service locations fit exceptionally well into Colonial's existing Florida market areas. Colonial now has 48% of its assets, 55% of its non-time deposits, 49% of total deposits and 42% of its branches in Florida. Florida represents our largest market and we continue to be enthusiastic about our opportunities there." said Lowder.
    For the first six months of 2004, Colonial reported $0.64 in net income per diluted share, an 8.5% increase over the same period in 2003. Net income for the first six months was $82.4 million which represents a 12% increase over the $73.4 million reported for the same period in 2003.
    Net interest income grew 15% from the second quarter of 2003 to the second quarter of 2004. Colonial's net interest margin expanded for the third consecutive quarter to 3.61%, a 19 basis point increase over the second quarter of 2003 and a 4 basis point increase over the first quarter of 2004.
    Average earning assets grew 9% over the second quarter of 2003 and 7% excluding the impact of the PCB acquisition. Average earning assets grew 20% annualized from the first quarter of 2004 to the second quarter of 2004, excluding the impact of the PCB acquisition.
    The Company's ongoing emphasis on its sales force and growth markets continues to produce strong results. During the second quarter of 2004, average non-time deposits, excluding the impact of acquisitions, grew 22% from the second quarter of 2003 and 31% annualized from the first quarter of 2004. Total deposits, excluding acquisitions, increased 12% from June 30, 2003 and increased 12% annualized from December 31, 2003.
    Loan balances, excluding mortgage warehouse loans and acquisitions, increased 5% from June 30, 2003 to June 30, 2004 and grew 3% annualized from December 31, 2003 to June 30, 2004. Mortgage warehouse loans decreased 2.7% from March 31, 2004 to $1.04 billion.
    As expected, noninterest income, excluding securities gains and losses, for the second quarter of 2004 was even with the second quarter of 2003. The Company posted a 12% increase in deposit service charges, a 14% increase in financial planning services and a 17% increase in electronic banking revenues which were offset by a 61% decline in mortgage origination revenues.
    Noninterest expense increased 13% over the second quarter of the prior year. As part of its continued expansion, Colonial added 30 new locations over the course of the past twelve months - 13 new branches and 17 branches through acquisitions. These new locations and related acquisition expense increased noninterest expense by 6% over the second quarter of 2003. Other increases in noninterest expense relate primarily to salaries and benefits, technology enhancements, advertising and legal.
    Net charge-offs were 0.23%, annualized, of average net loans for the quarter ended June 30, 2004. The nonperforming assets ratio reached its lowest level in the Company's 23 year history at 0.38% of net loans and other real estate at June 30, 2004. Colonial's loan loss reserve was 1.19% of loans, or 417% of nonperforming loans, at June 30, 2004.
    Colonial BancGroup currently has $17.6 billion in assets and operates 297 branches in five states - Florida - 124, Alabama - 126, Georgia - 22, Nevada - 13, and Texas - 12. The Company's common stock is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.
    More detailed information on Colonial BancGroup's quarterly earnings was filed today on Form 8-K with the Securities and Exchange Commission and may be obtained from Colonial BancGroup's corporate website at www.colonialbank.com by clicking on the link entitled Colonial BancGroup Announces Record Earnings or under the Investor Relations area of the website in the section labeled Press Releases.
    This release and the above referenced Current Report on Form 8-K of which this release forms a part contain "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) an inability of the company to realize elements of its strategic plans for 2004 and beyond; (ii) increases in competitive pressure in the banking industry; (iii) general economic conditions, either internationally, nationally or regionally, that are less favorable than expected; (iv) expected cost savings from recent and future acquisitions are not fully realized; (v) changes in the interest rate environment which may reduce margins; (vi) management's assumptions regarding allowance for loan losses may not be borne by subsequent events; (vii) changes which may occur in the regulatory environment and (viii) other factors more fully discussed in our periodic reports filed with the Securities and Exchange Commission. When used in this Report, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," "anticipates" and similar expressions as they relate to BancGroup (including its subsidiaries) or its management are intended to identify forward-looking statements. Forward-looking statements speak only as to the date they are made. BancGroup does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.


            THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                   FINANCIAL HIGHLIGHTS (Unaudited)


                                                           % Change
Statement of Condition Summary June 30, Dec. 31, June 30,   June 30,
 (Dollars in millions)           2004     2003     2003    '03 to '04
------------------------------ -------- -------- -------- ------------

 Total assets                  $17,593  $16,273  $16,208            9%
 Total loans, net:
     Mortgage warehouse loans    1,041      982    1,621          -36%
     All other loans            11,265   10,606   10,148           11%
 Total earning assets           16,246   15,094   15,032            8%
 Core (non-time) deposits        6,924    5,868    5,244           32%
 Total deposits                 10,886    9,769    9,141           19%
 Shareholders' equity            1,283    1,178    1,122           14%
------------------------------ -------- -------- -------- ------------



               Six Months Ended    %       Three Months Ended   %
              ------------------- Change   ------------------- Change
Earnings      June 30,  June 30,  June 30, June 30, June 30,  June 30,
 Summary        2004      2003  '03 to '04   2004     2003  '03 to '04
------------- -------- --------- --------- -------- -------- ---------
 (In thousands, except per share amounts)

Net Income:
 Net interest
  income
  (taxable
  equivalent) $277,729  $247,463       12% $144,115 $125,741       15%
 Provision
  for loan
  losses        14,453    18,870      -23%    6,519   10,810      -40%
 Noninterest
  income
  excluding
  security
  gains
  (losses)(1)   63,897    62,610        2%   33,636   33,496        0%
 Security gains
 (losses), net   7,050     3,717        -      (392)   1,947        -
 Noninterest
  expense
  excluding
  loss on ext.
  of debt(1)   202,131   182,530       11%  104,702   92,589       13%
 Loss on early
  extinguishment
  of debt        6,183         -        -         -        -        -
Net Income     $82,448   $73,377       12%  $43,334  $37,747       15%
------------- -------- --------- --------- -------- -------- ---------


EARNINGS PER SHARE:
-------------------
Net Income
 Basic           $0.64     $0.59        8%    $0.33    $0.30       10%
 Diluted         $0.64     $0.59        8%    $0.33    $0.30       10%
Average shares
 outstanding   128,598   123,896            130,130  124,055
Average
 diluted shares
 outstanding   129,726   124,540            131,228  124,721
------------- -------- --------- --------- -------- -------- ---------

KEY RATIOS:
-----------
 Net interest
  margin          3.59%     3.42%       5%     3.61%    3.42%       6%
 Book value
  per share      $9.62     $9.03        7%    $9.62    $9.03        7%
 Dividends
  paid per
  share         $0.290    $0.280        4%   $0.145   $0.140        4%
------------- -------- --------- --------- -------- -------- ---------




                                            June 30, Dec. 31, June 30,
Nonperforming Assets                          2004     2003     2003
------------------------------------------- -------- -------- --------

 Total non-performing assets ratio             0.38%    0.65%    0.71%
 Allowance as a percent of nonperforming
  loans                                         417%     240%     210%
 Net charge-offs ratio (annualized):
       Quarter to date                         0.23%    0.30%    0.37%
       Year to date                            0.22%    0.31%    0.29%
------------------------------------------- -------- -------- --------

(1) Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 presentations.


    CONTACT: Colonial BancGroup Inc., Montgomery
             Glenda Allred or Sarah Moore, 334-240-5064

                                8-K Supplemental
                                   (unaudited)



Net Interest Income
-------------------

Net interest income in the second quarter of 2004 grew $10.5 million from the first quarter of 2004 due to a four basis point improvement in the margin to 3.61% and a $1 billion increase in average earning assets, $266 million of which came from the mid quarter acquisition of P.C.B. Bancorp, Inc. (PCB).

Loan yields, excluding mortgage warehouse lending and mortgage loans held for sale, fell by 5 basis points during the quarter due to continued repricing of older fixed rate loans. Overall average loan volume increased $587 million during the quarter with $237 million of the increase coming from mortgage warehouse loans and approximately $224 million from the PCB acquisition.

Overall funding costs improved 12 basis points from the first quarter of 2004 to the second quarter of 2004. There was an improvement of 45 basis points in the cost of long-term borrowings predominantly due to the early extinguishment of $212 million in FHLB borrowings in late March 2004. Also, during the second quarter 2004, $300 million in long-term FHLB borrowings were converted from a fixed rate of 5.07% to a current floating rate of 2.33% via interest rate swaps. Funding costs also improved due to the increase in average non-time deposits of $651 million which now comprise 62% of total average deposits.

Colonial remained in a neutral interest rate risk position at June 30, 2004.

The following table reflects an analysis of the increases (decreases) in interest income and expense and the amounts attributable to volume and rate for the second quarter of 2004 compared to the first quarter of 2004:

Analysis of Interest Income and Expense Changes
(fully taxable equivalent basis)
(dollars in thousands)                           Increases (Decreases)
                                                from First Quarter 2004
                                                           Attributed to (1)
                                                           -----------------
Interest Income:                               Total       Volume        Rate
                                          ------------ ------------ ------------
Loans, net                                     $3,324       $4,744      ($1,420)
Mortgage warehouse lending                      2,620        2,381          239
Loans held for sale                             1,944        2,367         (423)
Securities and other interest-earning
 assets                                         2,537        2,646         (109)
                                          ------------ ------------ ------------
Total Interest Income                          10,425       12,138       (1,713)
                                          ------------ ------------ ------------

Interest Expense:
Interest-bearing deposits                       1,305          877          428
Time deposits                                    (304)         207         (511)
Short-term borrowings                           1,166          947          219
Long-term debt                                 (2,244)         321       (2,565)
                                          ------------ ------------ ------------
Total interest expense                            (77)       2,352       (2,429)
                                          ------------ ------------ ------------

Net Interest Income                           $10,502       $9,786         $716
                                          ============ ============ ============


     (1) Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume change equals change in volume multiplied by old rate. Rate change equals change in rate multiplied by old volume. The rate/volume change equals change in volume multiplied by change in rate, and it is allocated between volume change and rate change at the ratio that the absolute value of each of those components bear to the absolute value of their total.


Loans
-----

Period-end loans increased $477 million from March 31, 2004 to June 30, 2004. Changes in period-end loan balances for the second quarter consisted of the following:

                             Period-end                              Period-end
                                Balance           PCB     Internal      Balance
(in millions)                 3/31/2004   Acquisition       Change    6/30/2004
                            ------------ ------------- ------------ ------------
Commercial real estate and
 construction                    $7,588          $265           --       $7,853
Single-family real estate         1,588            52            7        1,647
Other loans                       1,177           151          (25)       1,303
Mortgage warehouse loans          1,070                        (29)       1,041
Home equity lines                   406            26           30          462
                            ------------ ------------- ------------ ------------
Total                           $11,829          $494         ($17)     $12,306
                            ============ ============= ============ ============

Loans held for sale                $365                       $181         $546
                                   ====                       ====         ====


Mortgage warehouse loans decreased to $1,041 million during the second quarter as a result of increases in mortgage rates during the second quarter 2004. Continued emphasis on home equity lines resulted in an increase in equity line balances of approximately 30% annualized (excluding the PCB acquisition) for the second quarter of 2004.

Contribution of loan growth by state or division is as follows:

                                              % of total loan growth
                                              ----------------------
           Florida                                    97% (includes PCB)
           Texas                                       3%
           Alabama                                     8%
           Nevada                                      0%
           Georgia                                   (14%)
           Mortgage warehouse lending unit            (6%)
           1-4 family real estate portfolio loans     12% (includes PCB)
                                                   ------
                                                     100%
                                                   ------

Net charge offs for the second quarter of 2004 were $7 million or 0.23%, annualized, of average loans compared to $6 million or 0.21%, annualized, of average loans in the first quarter of 2004. Nonperforming assets declined by $29 million or 38% compared to March 31, 2004 and the ratio of nonperforming assets to net loans and other real estate declined to 0.38% compared to 0.64% at March 31, 2004. The decline is due to resolution of problem assets during the quarter either through loan payoffs, the sale of underlying loans, or the sale of the property (in the case of ORE). The allowance for loan losses remained at 1.19% of net loans at June 30, 2004. Excluding mortgage warehouse loans and 1-4 family real estate, the loan loss reserve was 1.46% of net loans at June 30, 2004, consistent with March 31, 2004. We expect our credit quality indicators to continue to be among the best for banks over $10 billion in assets.

Deposits
--------

Colonial continued to have strong deposit growth during the quarter with average non-time deposits growing $651 million or 45%, annualized, (31% excluding PCB) from the first quarter of 2004. Total average deposits grew $685 million or 28%, annualized, (18% excluding PCB) during the quarter. Period end deposit balances increased $836 million (including $547 million from PCB) from March 31, 2004 to June 30, 2004. Non-time deposits at June 30, 2004 increased $798 million (including $408 million from PCB) from March 31, 2004 in the following geographic areas or divisions:


                                              % of core deposit growth
                                              ----------------------
           Florida                                    81% (including PCB)
           Alabama                                     5%
           Nevada                                      6%
           Georgia                                     2%
           Texas                                       4%
           Other                                       2%
                                                   ------
                                                     100%
                                                   ------

Noninterest Expense
-------------------

Noninterest expense was $104.7 million for the second quarter of 2004 compared to $97.4 million (excluding $6.2 million for the extinguishment of debt) for the first quarter of 2004. The PCB merger added $3.3 million in noninterest expense, including core deposit amortization and acquisition expenses, during the quarter. Excluding new branches and PCB, salaries and benefits increased $2.6 million primarily due to increased incentive compensation and commissions relating to increased revenues. Three of PCB's four banks were converted to Colonial's information technology systems on June 24, 2004. The fourth PCB bank is expected to be integrated into Colonial's operating systems in August. Full cost savings from integration should be realized during the fourth quarter of 2004.

Outlook
-------

An improved employment picture is leading the market to believe that the Fed may continue to increase short-term rates at a moderate pace during the second half of the year.

Mortgage warehouse loans for the remainder of 2004, are expected, to stabilize just below $1 billion. We expect mid to high single-digit growth in loans excluding mortgage warehouse loans.

Non-time deposit growth is expected to grow at a 15-20% annualized pace, and time deposit balances are expected to remain stable.

Given current market conditions and the factors mentioned previously, we expect the net interest margin to range from 3.55% to 3.65%.

Noninterest income (excluding securities gains) is expected to continue to remain relatively even with 2003. Mortgage banking revenues are expected to decrease approximately 50-65% in comparing 2004 to 2003. This decline is expected to be offset with increases in other noninterest income revenue sources such as service charges on deposit accounts, electronic banking services and financial planning services.

It is anticipated that noninterest expense (excluding the early extinguishment of debt and merger related expenses) will increase in the range of 9% to 12% in comparing 2003 to 2004 due to investments in several strategic initiatives related to revenue enhancement, including Colonial's business banking initiative, a new information technology center, new branches, completed acquisitions, new technology equipment and normal operating increases.

Franchise
---------

On May 18, 2004, Colonial closed on the acquisition of PCB in Florida. PCB had 16 full service branches in several counties in Florida. As of the closing date, PCB had total assets of $688 million, loans of $494 million and deposits of $547 million. Total consideration for the transaction was approximately $143 million and consisted of approximately 75% stock and 25% cash. PCB did not have a significant impact on earnings per share in the second quarter of 2004. Management anticipates that the acquisition will be accretive to earnings per share in 2005. The Company incurred approximately $785,000 (after tax) in one time merger related expenses in the second quarter and anticipates approximately $495,000 (after tax) in additional one time expenses to be recorded in the third quarter of 2004.

In addition to the branches gained through the PCB acquisition, Colonial continued its planned branch expansion by filling in locations in higher-growth areas. Colonial opened three new locations during the second quarter in Palm Coast, Florida, Estero, Florida and Stone Mountain, Georgia. An additional seven de novo branches are planned to open through the remainder of the year with six in Florida and one in Alabama.

The following is a summary of assets, deposits and branches at June 30, 2004:

                  % of total        % of core        % of total        Number of
                      Assets         Deposits          Deposits         Branches
                  ----------        ---------        ----------        ---------
Florida                 48%              55%               49%             124
Alabama                 27%              28%               34%             126
Georgia                  9%               5%                7%              22
Texas                    6%               6%                4%              12
Nevada                   5%               5%                4%              13
Corporate/Other          5%               1%                2%
                                                                          -----
                                                                           297

We continue to evaluate potential acquisitions to strengthen our market share in the higher growth markets where we already have a presence.

There are a number of uncertainties that would impact the expectations noted above including the overall strength of the economy and changes in market rates.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)


------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Six Months Ended
                                                                                                          --------------------
Earnings Summary                                         2nd Qtr.  1st Qtr.  4th Qtr.  3rd Qtr.  2nd Qtr.  June 30,   June 30,
(Dollars in thousands, except per share amounts)            2004      2004      2003      2003      2003     2004       2003
------------------------------------------------------------------------------------------------------------------------------
Net interest income                                     $143,635  $133,107  $130,816  $129,576  $125,149  $276,742   $246,251
Provision for loan loss                                    6,519     7,934     9,202     9,306    10,810    14,453     18,870

Noninterest income:(1)
  Service charges on deposit accounts                     15,029    14,185    14,237    14,304    13,360    29,214     25,073
  Financial planning services                              3,983     3,124     3,587     3,764     3,493     7,107      7,761
  Electronic banking                                       3,180     2,812     2,554     2,489     2,710     5,992      5,143
  Mortgage origination                                     2,373     1,990     2,243     4,274     6,126     4,363     10,716
  Securities gains(losses), net                             (392)    7,442       954       142     1,947     7,050      3,717
  Other income                                             9,071     8,150     9,352     8,796     7,807    17,221     13,917
                                                        ----------------------------------------------------------------------
     Total noninterest income                             33,244    37,703    32,927    33,769    35,443    70,947     66,327

Noninterest expense:(1)
  Salaries and employee benefits                          54,283    50,700    50,524    50,295    48,172   104,983     95,330
  Occupancy and equipment expenses                        21,874    21,197    21,703    20,592    20,461    43,071     39,968
  Amortization of intangibles                              1,390     1,123     1,128     1,085     1,086     2,513      2,172
  Merger related expenses                                  1,190        82        86         -        62     1,272        185
  Loss on early extinguishment of debt                         -     6,183         -         -         -     6,183          -
  Other expense                                           25,965    24,327    23,921    23,261    22,808    50,292     44,875
                                                        ----------------------------------------------------------------------
     Total noninterest expense                           104,702   103,612    97,362    95,233    92,589   208,314    182,530

Income before tax                                         65,658    59,264    57,179    58,806    57,193   124,922    111,178
Income tax                                                22,324    20,150    19,441    19,994    19,446    42,474     37,801
                                                        ----------------------------------------------------------------------
 Net Income                                              $43,334   $39,114   $37,738   $38,812   $37,747   $82,448    $73,377
                                                        ----------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Earnings per share - Diluted
-----------------------------------------------------------------
  Net Income                                               $0.33     $0.31     $0.30     $0.31     $0.30     $0.64      $0.59
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Selected ratios
-----------------------------------------------------------------
  Return on average assets*                                 1.01%     0.98%     0.94%     0.95%     0.96%     0.99%      0.95%
  Return on average equity*                                14.04%    13.10%    12.92%    13.92%    13.73%    13.58%     13.53%
  Efficiency ratio(2)                                      58.90%    59.45%    59.62%    58.16%    58.15%    59.17%     58.87%
  Noninterest income(2)/ avg assets*                        0.78%     0.75%     0.80%     0.82%     0.85%     0.77%      0.81%
  Noninterest expense(2)/ avg assets*                       2.43%     2.42%     2.45%     2.34%     2.34%     2.42%      2.34%

  Net interest margin                                       3.61%     3.57%     3.53%     3.42%     3.42%     3.59%      3.42%
  Equity to assets                                          7.30%     7.46%     7.24%     7.02%     6.92%
  Tier one leverage                                         7.30%     7.56%     7.50%     7.13%     6.50%
  Tangible capital ratio                                    5.16%     5.85%     5.60%     5.50%     5.43%
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

(1) Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 presentations.
     Certain reclassifications have been made to 1st quarter 2004 financials to conform to 2nd quarter 2004 presentations.

(2) Noninterest income excludes gain on sale of securities and noninterest expense excludes loss on early extinguishment of debt.

 *   Annualized

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)


------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CONDITION                                        June 30,    March 31,  December 31,  September 30,   June 30,
(Dollars in thousands)                                           2004        2004        2003           2003          2003
------------------------------------------------------------------------------------------------------------------------------

Assets:(3)

Cash and due from banks                                        $357,862     $311,460     $329,152     $321,362     $306,661
Interest-bearing deposits in banks                               10,912       11,534       16,565       15,757       15,039
Federal funds sold and securities purchased under
 agreements to resell                                            37,144        9,000            -       30,000        5,500
Securities available for sale                                 3,338,855    3,008,651    3,100,321    2,852,344    2,712,339
Investment securities                                             7,377        8,745       10,387       10,952       13,071
Loans held for sale                                             545,905      365,245      378,324      366,080      517,323
Total loans, net:
  Mortgage warehouse loans                                    1,041,070    1,070,040      982,488    1,144,519    1,621,008
  All other loans                                            11,264,957   10,758,947   10,606,407   10,264,929   10,147,839
  Less:  Allowance for loan losses                             (147,000)    (140,476)    (138,549)    (136,625)    (137,618)
                                                            ------------------------------------------------------------------
Loans, net                                                   12,159,027   11,688,511   11,450,346   11,272,823   11,631,229
Premises and equipment, net                                     270,282      253,859      246,170      236,229      234,708
Intangible assets, net                                          395,381      281,139      282,190      254,148      255,234
Other real estate owned                                          11,084       15,432       17,821       16,809       18,607
Accrued interest and other assets                               459,190      545,422      442,026      458,015      497,794
------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                $17,593,019  $16,498,998  $16,273,302  $15,834,519  $16,207,505
------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:

Non-interest bearing deposits                                $2,336,072   $2,068,798   $2,021,901   $1,884,568   $1,930,859
Interest-bearing deposits                                     4,036,973    3,519,129    3,314,328    3,002,640    2,766,449
Savings deposits                                                550,909      538,005      531,419      558,071      546,866
                                                            ------------------------------------------------------------------
Total core deposits                                           6,923,954    6,125,932    5,867,648    5,445,279    5,244,174
Time deposits                                                 3,962,168    3,923,840    3,900,944    3,859,949    3,896,978
                                                            ------------------------------------------------------------------
Total deposits                                               10,886,122   10,049,772    9,768,592    9,305,228    9,141,152
Short-term borrowings                                         3,042,573    2,960,575    3,311,640    3,352,913    4,018,276
Subordinated debt                                               270,536      286,723      278,428      284,926      285,543
Trust preferred securities (2)                                        -            -            -            -      201,490
Junior subordinated debt (2)                                    309,324      306,824      299,917      305,425            -
FHLB and other long-term debt                                 1,727,326    1,501,926    1,364,969    1,407,973    1,287,008
Other liabilities                                                73,643      162,781       71,451       66,260      151,986
                                                            ------------------------------------------------------------------
Total liabilities                                            16,309,524   15,268,601   15,094,997   14,722,725   15,085,455

Common stock, par value $2.50 share (1)                         333,601      318,000      317,437      311,057      310,640
Additional paid in capital                                      332,629      238,856      237,134      205,232      203,840
Retained earnings                                               670,908      646,022      625,326      605,351      583,944
Unearned compensation                                            (1,087)      (1,157)      (1,134)      (1,930)      (2,134)
Accumulated other comprehensive (loss) income, net of taxes     (52,556)      28,676         (458)      (7,916)      25,760
                                                            ------------------------------------------------------------------
Total shareholders' equity                                    1,283,495    1,230,397    1,178,305    1,111,794    1,122,050

------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                  $17,593,019  $16,498,998  $16,273,302  $15,834,519  $16,207,505
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

(1)  Common Shares Authorized                               200,000,000  200,000,000  200,000,000  200,000,000  200,000,000
     Common Shares Issued                                   133,440,337  127,199,880  126,974,668  124,422,742  124,255,988
     Common Shares Outstanding                              133,440,337  127,199,880  126,974,668  124,422,742  124,255,988

------------------------------------------------------------------------------------------------------------------------------

(2) Trust preferred securities were deconsolidated and reclassified as junior subordinated debt in the third quarter of 2003.

(3) Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 presentations. Certain reclassifications have been made to 1st quarter 2004 financials to conform to 2nd quarter 2004 presentations.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES


--------------------------------------------------------------------------------------------------------------------------------
                                                                       Three Months Ended
                                        ----------------------------------------------------------------------------------------
AVERAGE VOLUME AND RATES (unaudited)                June 30,                     March 31,                     June 30,
(Dollars in thousands)                                2004                         2004                          2003
                                        ----------------------------------------------------------------------------------------
                                          Average                       Average                       Average
                                           Volume   Interest   Rate      Volume   Interest   Rate      Volume   Interest   Rate
--------------------------------------------------------------------------------------------------------------------------------

Assets:
  Loans, net of unearned income(2)      $10,940,598  $148,514  5.46%  $10,590,888  $145,190  5.51%  $10,008,446  $150,977  6.12%
  Mortgage warehouse lending              1,120,277    11,251  4.04%      883,301     8,631  3.93%    1,592,472    14,492  3.60%
  Loans held for sale                       526,491     6,456  4.90%      335,875     4,512  5.37%      364,505     4,982  5.47%
  Investment securities and securities
   available for sale and other
   interest-earning assets                3,434,358    38,464  4.48%    3,197,979    35,927  4.49%    2,745,904    26,173  3.81%

                                        ----------------------        ----------------------        ----------------------
  Total interest-earning assets(1)       16,021,724  $204,685  5.13%   15,008,043  $194,260  5.20%   14,711,327  $196,624  5.35%

  Nonearning assets                       1,238,559                     1,123,167                     1,114,053

                                        ------------                  ------------                  ------------
    Total assets                        $17,260,283                   $16,131,210                   $15,825,380

-------------------------------------------------------------------- ----------------------------- -----------------------------

Liabilities and Shareholders' Equity:
  Interest-bearing non-time deposits     $4,320,746    $9,255  0.86%   $3,904,626    $7,950  0.82%   $3,306,725    $7,004  0.85%
  Time deposits                           3,954,689    24,146  2.46%    3,921,241    24,450  2.51%    3,999,866    28,964  2.90%
  Short-term borrowings                   3,205,953     8,213  1.03%    2,834,371     7,047  1.00%    3,373,589    10,857  1.29%
  Long-term debt                          2,296,243    18,956  3.32%    2,261,691    21,200  3.77%    2,108,847    24,058  4.56%

                                        ----------------------        ----------------------        ----------------------
  Total interest-bearing liabilities     13,777,631   $60,570  1.77%   12,921,929   $60,647  1.89%   12,789,027   $70,883  2.22%

  Noninterest-bearing demand deposits     2,166,471                     1,931,116                     1,846,827
  Other liabilities                          75,206                        77,505                        86,737

                                        ------------                  ------------                  ------------
  Total liabilities                      16,019,308                    14,930,550                    14,722,591
  Shareholders' equity                    1,240,975                     1,200,660                     1,102,789

                                        ------------                  ------------                  ------------
Total liabilities and shareholders'
 equity                                 $17,260,283                   $16,131,210                   $15,825,380

--------------------------------------------------------------------------------------------------------------------------------
Rate differential                                              3.36%                         3.31%                         3.13%

Net yield on interest-earning assets                 $144,115  3.61%               $133,613  3.57%               $125,741  3.42%

--------------------------------------------------------------------------------------------------------------------------------

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

(2) Loans, net of unearned income for the purpose of this presentation excludes mortgage warehouse lending.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES


------------------------------------------------------------------------------------------------------------------------
                                                                             Six Months Ended June 30,
                                                       -----------------------------------------------------------------
AVERAGE VOLUME AND RATES (unaudited)                                   2004                             2003
                                                       -----------------------------------------------------------------
(Dollars in thousands)                                    Average                          Average
                                                           Volume     Interest   Rate       Volume     Interest   Rate
------------------------------------------------------------------------------------------------------------------------

Assets
  Loans, net of unearned income(2)                       $10,765,744  $293,706    5.48%    $9,953,583  $302,317    6.04%
  Mortgage warehouse lending                               1,001,789    19,882    3.99%     1,535,438    27,867    3.61%
  Loans held for sale                                        431,183    10,968    5.09%       291,226     7,597    5.22%
  Investment securities and securities available for
   sale and other interest-earning assets                  3,316,166    74,390    4.49%     2,742,185    54,082    3.98%

                                                       ------------------------         ------------------------
  Total interest-earning assets(1)                        15,514,882  $398,946    5.16%    14,522,432  $391,863    5.43%


  Nonearning assets                                        1,180,865                        1,069,484

                                                       --------------                   --------------
    Total assets                                         $16,695,747                      $15,591,916

------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
  Interest bearing non-time deposits                      $4,112,686   $17,203    0.84%    $3,262,264   $13,937    0.86%
  Time deposits                                            3,937,965    48,598    2.48%     4,132,626    61,424    3.00%
  Short-term borrowings                                    3,020,162    15,259    1.02%     3,113,713    20,641    1.34%
  Long-term debt                                           2,278,967    40,157    3.54%     2,120,105    48,398    4.60%

                                                       ------------------------         ------------------------
  Total interest-bearing liabilities                      13,349,780  $121,217    1.83%    12,628,708  $144,400    2.30%


  Noninterest-bearing demand deposits                      2,048,794                        1,786,958
  Other liabilities                                           76,356                           82,322

                                                       --------------                   --------------
  Total liabilities                                       15,474,930                       14,497,988
  Shareholders' equity                                     1,220,817                        1,093,928

                                                       --------------                   --------------
Total liabilities and shareholders' equity               $16,695,747                      $15,591,916

------------------------------------------------------------------------------------------------------------------------
Rate differential                                                                 3.33%                            3.13%

Net yield on interest-earning assets                                  $277,729    3.59%                $247,463    3.42%

------------------------------------------------------------------------------------------------------------------------

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

(2) Loans, net of unearned income for the purpose of this presentation excludes mortgage warehouse lending.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS AND LOAN LOSS RESERVE ANALYSIS
 (unaudited)



------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS                                      June 30,    March 31,  December 31, September 30,   June 30,
(Dollars in thousands)                                      2004         2004         2003          2003        2003
------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                            $34,994      $59,618      $57,342      $65,205      $65,136
Restructured loans                                              248          263          277          369          384
                                                       -----------------------------------------------------------------

  Total nonperforming loans                                  35,242       59,881       57,619       65,574       65,520

Other real estate owned                                      11,084       15,432       17,821       16,809       18,607
                                                       -----------------------------------------------------------------

  Total nonperforming assets                                $46,326      $75,313      $75,440      $82,383      $84,127
                                                       -----------------------------------------------------------------


Aggregate loans contractually past due 90
  days for which interest is being accrued                  $11,537      $10,683      $10,802       $7,675      $10,784

Total charge-offs                                           $15,997       $7,297      $41,427      $31,278      $19,717
Total recoveries                                            ($3,138)     ($1,290)     ($5,956)     ($4,462)     ($3,200)
                                                       -----------------------------------------------------------------

  Net charge-offs:
     Year to date                                           $12,859       $6,007      $35,471      $26,816      $16,517
     Quarter to date                                         $6,852       $6,007       $8,655      $10,299      $10,873


-------------------------------------------------------
RATIOS
-------------------------------------------------------

Period end:
  Total nonperforming assets as a percent of
    net loans and other real estate                            0.38%        0.64%        0.65%        0.72%        0.71%
  Allowance as a percent of nonperforming assets                317%         187%         184%         166%         164%
  Allowance as a percent of nonperforming loans                 417%         235%         240%         208%         210%
  Net charge-offs as a percent of average net loans
   (annualized):
           Quarter to date                                     0.23%        0.21%        0.30%        0.35%        0.37%
           Year to date                                        0.22%        0.21%        0.31%        0.31%        0.29%
------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------
                                                        June 30, 2004           March 31, 2004          June 30, 2003
                                                ------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES % BY CATEGORY                          Percent                 Percent                 Percent
(Dollars in thousands)                                Loans      reserve      Loans      reserve      Loans      reserve
------------------------------------------------------------------------------------------------------------------------
Single Family Real Estate:
Mortgage warehouse loans                            $1,041,070     0.25%    $1,070,040     0.25%    $1,621,008     0.25%
1-4 Family real estate portfolio - held to
 maturity                                            2,108,335     0.50%     1,987,834     0.50%     1,926,053     0.50%

Other                                                9,156,622     1.46%     8,771,113     1.46%     8,221,786     1.51%
                                                ---------------         ---------------         ---------------

Total loans                                        $12,306,027     1.19%   $11,828,987     1.19%   $11,768,847     1.17%
------------------------------------------------------------------------------------------------------------------------

Note: The allowance allocation reflected above for mortgage warehouse loans and 1-4 family real estate portfolio loans reflects an internally developed allocation used for illustrative purposes only.